Exhibit 99.1

Tingo Group, Inc. Provides Corporate Update to Stockholders

MONTVALE, NJ – April 10, 2023 – Tingo Group, Inc. (NASDAQ: TIO) (“Tingo” or the “Company”) today announces its receipt of a Notification Letter from Nasdaq that its stock has been under a minimum bid price of $1.00 for a period of 30 days, based upon the closing bid price during the period from February 14, 2023, to March 28, 2023. The Company has been given 180 calendar days to regain its compliance and achieve a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.

According to the Notification Letter, should the Company not regain compliance by October 2, 2023, an additional 180 days may be granted to regain compliance, so long as the Company meets the Nasdaq Capital Market continued listing requirements (except for the bid price requirement) and notifies Nasdaq in writing of its intention to cure the deficiency during the second compliance period. If the Company does not qualify for the second compliance period or fails to regain compliance during the second 180-day period, then Nasdaq will issue a de-listing determination, at which point the Company will have an opportunity to appeal the delisting determination to a Hearings Panel.

Darren Mercer, Chief Executive Officer of MICT, commented: “Following the announcement on March 31, 2023, of our financial results for the year ended December 31, 2022, and the filing of our Form 10-K and Auditor Report from Deloitte, which evidenced we became significantly profitable from the date of the completion of our acquisition of Tingo Mobile Limited on November 30, 2022, we confidently believe Nasdaq compliance will be regained imminently. As the position stands today, our bid price has closed at higher than $1.00 for the past eight consecutive trading days.

“With the Company’s Pro Forma Consolidated Revenues for 2022 amounting to $1.152 billion and its Pro Forma Consolidated Operating Income for 2022 amounting to more than $550 million, the previously mentioned substantial disconnect between our stock price and financial performance remains clear.

“As explained previously, and updated on during our earnings call on March 31, 2023, we are implementing a number of strategies to address the considerable disconnect in our share price. I confidently believe that these strategies, combined with the steps being taken to address market manipulation, and our strong financial performance, will result in a significant appreciation in our stock price, and deliver a higher stock price than the level required by Nasdaq.”

About Tingo Group

Tingo Group, Inc. (NASDAQ: TIO) is a global Fintech and Agri-Fintech group of companies with operations in Africa, Southeast Asia and the Middle East. Tingo Group’s wholly owned subsidiary, Tingo Mobile, is the leading Agri-Fintech company operating in Africa, with a comprehensive portfolio of innovative products, including a ‘device as a service’ smartphone and pre-loaded platform product. As part of its globalization strategy, Tingo Mobile has recently begun to expand internationally and entered into trade partnerships that are contracted to increase the number of subscribed farmers from 9.3 million in 2022 to more than 32 million, providing them with access to services including, among others, the Nwassa ‘seed-to-sale’ marketplace platform, insurance, micro-finance, and mobile phone and data top-up. Tingo Group’s other Tingo business verticals include: TingoPay, a SuperApp in partnership with Visa that offers a wide range of B2C and B2B services including payment services, an e-wallet, foreign exchange and merchant services; Tingo Foods, a food processing business that processes raw foods into finished products such as rice, pasta and noodles; and Tingo DMCC, a commodity trading platform and agricultural commodities export business based out of the Dubai Multi Commodities Center. In addition to its Tingo business verticals, Tingo Group also holds and operates an insurance brokerage platform business in China, with 130+ offices located in China’s cities and major towns; and Magpie Securities, a regulated finance services Fintech business operating out of Hong Kong and Singapore. For more information visit tingogroup.com.

Disclaimer

The information in this news release includes certain information and statements about management and the Board's view of future events, expectations, plans and prospects that constitute forward looking statements. These statements are based upon assumptions that are subject to significant risks and uncertainties. Because of these risks and uncertainties and as a result of a variety of factors, the actual results, expectations, achievements or performance may differ materially from those anticipated and indicated by these forward-looking statements. Forward-looking statements in this news release include, but are not limited to, the ability of the Company to implement certain corporate actions, , the expected financial performance of the Company, the ability of the Company to recognize benefits associated with its recent acquisitions, and the Company’s anticipated future growth strategy. Any number of factors could cause actual results to differ materially from these forward-looking statements as well as future results. Although the Company believes that the expectations reflected in forward looking statements are reasonable, it can give no assurance that the expectations of any forward-looking statements will prove to be correct. Except as required by law, the Company disclaims any intention and assumes no obligation to update or revise any forward-looking statements to reflect actual results, whether as a result of new information, future events, changes in assumptions, changes in factors affecting such forward-looking statements or otherwise.

Investor Relations Contact
Chris Tyson/Larry Holub
949-491-8235
TIO@mzgroup.us
www.mzgroup.us